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                                                                       EXHIBIT 1

                             TRANSACTION AGREEMENT

                                JANUARY 2, 1996

     This is a Transaction Agreement among PROFFITT'S, INC., a Tennessee corporation ("PROFFITT'S"), YOUNKERS, INC., a Delaware corporation ("YOUNKERS"), and CARSON PIRIE SCOTT & CO., an Illinois corporation ("CPS").

                            PRELIMINARY STATEMENTS

A. On October 22, 1995, Proffitt's, Baltic Merger Corporation, and Younkers entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT"). The Merger Agreement, which is subject to the approval of the Proffitt's stockholders and the Younkers stockholders, provides for the merger of Baltic Merger Corporation into Younkers (the "MERGER"). As of the date of this Agreement, CPS is the record and beneficial owner of 1,047,500 shares of the Younkers common stock. The shares of Younkers common stock owned by CPS from time to time during the term of this Agreement are defined as the "CPS SHARES".

B. This Agreement includes the following agreements, among others, all of which are subject to the terms of this Agreement:

        1. CPS agrees to support publicly, and vote all of the CPS Shares in favor of approval of, the Merger Agreement;

        2. CPS agrees not to transfer for specified periods any shares of common stock of Younkers or of Proffitt's if the effect of the transfer would materially and adversely affect pooling-of-interests accounting for the Merger;

        3. CPS agrees for a specified period not to make a competing offer for Younkers; and

        4. Proffitt's agrees, in a separate Registration Rights Agreement, to register under the Securities Act of 1933, as amended (the "1933 ACT"), the shares of common stock of Proffitt's to be received by CPS upon consummation of the Merger.

                             TERMS AND CONDITIONS

      Proffitt's, Younkers, and CPS agree as follows:

SECTION 1    VOTING OF THE CPS SHARES.

      (a) THE MERGER. Subject to paragraphs (b) and (d) of this section, CPS will announce publicly its support, and vote the CPS Shares in favor of approval, of the

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Merger Agreement and each Amendment (defined in paragraph (c) of this section)
at the Company Stockholder Meeting (as defined in the Merger Agreement) and at all adjournments and postponements of that meeting.

     (b) EXCEPTIONS. CPS will have no obligation to announce publicly its support or to vote the CPS Shares in accordance with paragraph (a) of this section, and may withdraw publicly its support and revoke any vote made in accordance with paragraph (a) of this section, if in CPS's reasonable judgment any of the following occur:

          (i) a third party has made and has not withdrawn a bona fide proposal or offer to acquire Younkers pursuant to a tender or exchange offer, a merger, consolidation, or other business combination or a sale of all or substantially all of Younkers's assets on terms that are more favorable to Younkers's stockholders than the transactions contemplated in the Merger Agreement unless the Younkers board of directors announces publicly that the consideration contemplated to be paid pursuant to the proposal or offer is "grossly inadequate";

          (ii) Proffitt's or Younkers suffers a Material Adverse Change (as defined in the Merger Agreement);

          (iii) Proffitt's or Younkers breaches any agreement with CPS provided in this Agreement or in the Registration Rights Agreement and the breach, either alone or together with other breaches by Proffitt's or Younkers, has, or with the lapse of time would have, a material adverse effect on CPS; or

          (iv) the Merger does not qualify for pooling-of-interests accounting treatment but only if the nonqualification is due to causes other than the failure of CPS to perform its obligations in this Agreement.

     (c) DEFINITION OF AMENDMENT. For purposes of this section, "AMENDMENT" means an amendment to the Merger Agreement if, in CPS's reasonable judgment, each of the following conditions is satisfied:

          (i) the amendment does not reduce the per share or aggregate amount of consideration to be received by CPS in or as a result of the Merger or otherwise to be paid to CPS in the Merger;

          (ii) the amendment does not purport to treat, or have the effect of treating, CPS, as a shareholder of Younkers or Proffitt's, differently with respect to or as a result of the Merger than any other similarly situated shareholder of Younkers or Proffitt's; and

          (iii) CPS is not otherwise adversely affected by the amendment.

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     (d)  NOMINATION RIGHTS UNAFFECTED. Nothing in this section, in Section 2, or otherwise in this Agreement will restrict CPS's rights as a stockholder of Younkers (i) to nominate persons to serve as directors of Younkers or (ii) after March 1, 1996 to take all actions necessary to elect such persons to the Younkers board of directors.

SECTION 2 NO COMPETING OFFERS.

       During the period that CPS will be obligated to vote the CPS Shares in favor of approval of the Merger Agreement and each Amendment in accordance with
Section 1, CPS will not do any of the following without the prior approval of the Younkers board of directors: (a) acquire, agree to acquire, or make any proposal to acquire, directly or indirectly, any securities of Younkers; (b) propose to enter into any merger, consolidation, recapitalization, business combination, or other similar transaction involving Younkers; (c) subject to
Section 1(d), make or participate in any "solicitation" of "proxies" (as these terms are used in the proxy rules of the Securities and Exchange Commission (the "SEC")) to vote any voting securities of Younkers; (d) form, join, or participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 ACT") with respect to voting securities of Younkers; or (e) otherwise act alone or in concert with others to seek to control Younkers.

SECTION 3 RESTRICTIONS ON TRANSFERS.

     (a) CPS NOT AN AFFILIATE. Younkers and Proffitt's each (i) will honor and rely on a legal opinion of qualified counsel, who may be the Vice President and General Counsel of CPS, that CPS is not an "affiliate" of Younkers and, after consummation of the Merger, is not an "affiliate" of Proffitt's (as "affiliate" is used for purposes of the 1933 Act, the 1934 Act, and the related rules and regulations of the SEC, including without limitation Accounting Series Releases 130 and 135, as amended, and Staff Accounting Bulletins 65 and 76 of the SEC and paragraphs (c) and (d) of Rule 145 ("RULE 145") promulgated by the SEC under the 1933 Act) and (ii) will not refer to CPS as, or in any way assert that CPS is, an affiliate of Younkers or Proffitt's for any purpose except as required by law.

     (b) TRANSFER RESTRICTION. During the Limitation Period (defined in paragraph (c) of this section), CPS will not, sell, transfer, or otherwise dispose of, or direct or cause the sale, transfer, or other disposition of, any shares of Younkers common stock or any shares of common stock of Proffitt's, or warrants or options to purchase any such shares, whether owned on the date of this Agreement or acquired after this date, if, in the reasonable opinion of Coopers & Lybrand (expressed in writing and addressed to CPS (a "PROHIBITED SALE NOTICE")), the Merger would otherwise qualify for pooling-of-interests accounting and the proposed sale, transfer, or other disposition would materially and adversely affect the availability of pooling-of-interests accounting for the Merger. CPS will give Proffitt's seven days' advance written notice of any proposed sale, transfer, or other disposition by CPS, that would occur during the Limitation Period, of any shares


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of Younkers common stock of any shares of common stock of Proffitt's (a "SALE
NOTICE"). The first sentence of this paragraph will not restrict or otherwise apply to the proposed sale, transfer, or other disposition referred to in the Sale Notice unless Proffitt's delivers to CPS a Prohibited Sale Notice by 5:00 p.m. (Central Time) on the seventh day after the day Proffitt's receives the Sale Notice. The parties acknowledge that paragraph (a) of this section will not be binding on Coopers & Lybrand.

     (c) DEFINITION OF LIMITATION PERIOD. For purposes of this section, "LIMITATION PERIOD" means the period beginning on the 30th day prior to the Effective Time (as defined in the Merger Agreement) and ending on the day that Proffitt's publicly releases a report in the form of a quarterly earnings report, registration statement filed with the SEC, a report filed with the SEC on Forms 10-K, 10-Q, or 8-K, or any other public filing, statement, or announcement which includes the combined financial results (including combined sales and net income) of the operations of Younkers and Proffitt's for at least 30 days following the Effective Time.

     (d) REPORT OF COMBINED RESULTS. Not later than the 60th day following the Effective Time, Proffitt's will publish, within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, combined financial results (including combined sales and net income) of the operations of Younkers and Proffitt's for at least 30 days following the Effective Time.

     (e) PROFFITT'S TO FILE REPORTS. Proffitt's will use all reasonable efforts to file all reports required to be filed by it pursuant to the 1934 Act and the related rules of the SEC so as to satisfy the requirements of paragraph
(c) of Rule 144 under the 1933 Act that there be available current public information with respect to Proffitt's and to that extent to make available to CPS the exemption afforded by Rule 145 with respect to the sale, transfer, or other disposition of shares of Proffitt's common stock owned by CPS.

SECTION 4 REGISTRATION RIGHTS AGREEMENT.

     Proffitt's will register for offer and sale under the 1933 Act the shares of Proffitt's common stock received by CPS in or as a result of the Merger in accordance with and subject to the Registration Rights Agreement attached to this Agreement as Attachment A (the "REGISTRATION RIGHTS AGREEMENT"). The Registration Rights Agreement has been executed by CPS and Proffitt's as of the date of this Agreement and is incorporated into this Agreement by reference. The performance in good faith by Proffitt's of its obligations in the Registration Rights Agreement is an inducement and a condition to the performance by CPS of its obligations in this Agreement. Except as provided in the Registration Rights Agreement, Proffitt's is not obligated to register under the 1933 Act any sale, transfer, or other disposition of the shares of Proffitt's common stock received by CPS in or as a result of the Merger.

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SECTION 5   DISMISSAL OF LITIGATION.

     Not later than the fifteenth day after the date of execution of this Agreement, CPS will use its reasonable best efforts to cause the litigation entitled Carson Pirie Scott & Co. v. W. Thomas Gould, et al. (Del. Chan. Civil Action No. 14359) to be dismissed without prejudice. Subject to the next sentence, not later than the first anniversary of the Effective Time, CPS will use its reasonable best efforts to cause the litigation to be dismissed with prejudice. CPS will have no obligation to dismiss the litigation in accordance with this section if Younkers or Proffitt's breaches any agreement with CPS provided in this Agreement or in the Registration Rights Agreement and the breach, either alone or together with other breaches by Proffitt's or Younkers, in CPS's reasonable judgment has, or would have with the lapse of time, a material adverse effect on CPS.

SECTION 6    REPRESENTATIONS AND WARRANTIES.

       (a) OF PROFFITT'S. Proffitt's represents and warrants to Younkers and CPS as follows:

          (i) Proffitt's has full power and authority to execute and deliver, and to consummate the transactions contemplated by, this Agreement and the Registration Rights Agreement (together, the "CONSTITUENT AGREEMENTS");

          (ii) all acts required to be taken by or on the part of Proffitt's to authorize it to perform the Constituent Agreements have been duly and properly taken;

          (iii) the Constituent Agreements have been duly executed and delivered by Proffitt's and constitute the valid and binding obligations of Proffitt's enforceable in accordance with their terms; and

          (iv) the execution and delivery by Proffitt's of the Constituent Agreements will not (A) violate any law or (B) conflict with or result in any breach of or constitute a default (or event which with notice or lapse of time or both would become a default) under, any agreement or instrument to which Proffitt's is a party or by which any of its property may be bound or affected in any case in which the conflict, breach, or default would have a material adverse effect on the business, financial condition, or results of operations of Proffitt's.

       (b) OF YOUNKERS. Younkers represents and warrants to Proffitt's and CPS as follows:

          (i) Younkers has full power and authority to execute and deliver, and to consummate the transactions contemplated by, this Agreement;

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          (ii) all acts required to be taken by or on the part of Younkers to authorize it to perform this Agreement have been duly and properly taken;

          (iii) this Agreement has been duly executed and delivered by Younkers and constitute the valid and binding obligations of Younkers enforceable in accordance with its terms; and

          (iv) the execution and delivery by Younkers of this Agreement will not
(A) violate any law or (B) conflict with or result in any breach of or constitute a default (or event which with notice or lapse of time or both would become a default) under, any agreement or instrument to which Younkers is a party or by which any of its property may be bound or affected in any case in which the conflict, breach, or default would have a material adverse effect on the business, financial condition, or results of operations of Younkers.

     (c) OF CPS. CPS represents and warrants to Proffitt's and Younkers as follows:

          (i) CPS has full power and authority to execute and deliver, and to consummate the transactions contemplated by, the Constituent Agreements;

          (ii) all acts required to be taken by or on the part of CPS to authorize it to perform the Constituent Agreements have been duly and properly taken;

          (iii) the Constituent Agreements have been duly executed and delivered by CPS and constitute the valid and binding obligations of CPS enforceable in accordance with their terms; and

          (iv) the execution and delivery by CPS of the Constituent Agreements will not (A) violate any law or (B) conflict with or result in any breach of or constitute a default (or event which with notice or lapse of time or both would become a default) under, any agreement or instrument to which CPS is a party or by which any of its property may be bound or affected in any case in which the conflict, breach, or default would have a material adverse effect on the business, financial condition, or results of operations of CPS.

SECTION 7    TERMINATION.

     This Agreement may be terminated as follows:

     (a) by mutual written consent of Proffitt's, Younkers, and CPS;

     (b) by CPS upon five days' written notice to Proffitt's and Younkers, if Proffitt's or Younkers fails to comply in any material respect with any of its obligations in the Constituent Agreements;

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     (c)  by Proffitt's or Younkers upon five days' written notice to CPS if CPS fails to comply in any material respect with any of its obligations in the Constituent Agreements;

     (d) by Proffitt's, Younkers, or CPS if the Merger Agreement has been terminated;

     (e) by CPS if the Merger has not been consummated on or before the close of business on June 30, 1996, but CPS may not terminate this Agreement in accordance with this subparagraph if the failure to consummate the Merger is due to the failure of CPS to perform its obligations in this Agreement; or

     (f) by CPS if the stockholders of Younkers do not approve the Merger Agreement at the Company Stockholder Meeting or at any adjournment or postponement of that meeting, but CPS may not terminate this Agreement in accordance with this subparagraph if the stockholders of Younkers do not approve the Merger Agreement due to the failure of CPS to perform its obligations in this Agreement.

SECTION 8    PUBLIC ANNOUNCEMENTS.

          Each party to this Agreement will use its reasonable best efforts to consult with the other parties to this Agreement before making any news release or governmental filing regarding this Agreement, except (a) as may be required by law or any listing agreement with or rules of the New York Stock Exchange, Inc. or NASDAQ, or (b) as may be reasonably necessary in order to use any registration form under the 1933 Act.

SECTION 9    GENERAL.

     (a) AMENDMENTS. No amendment or waiver of any provision of this Agreement will be effective unless in writing and signed by Proffitt's, Younkers, and CPS.

     (b) SUCCESSORS AND ASSIGNS; ASSIGNMENTS RESTRICTED. Subject to the next sentence, this Agreement is binding upon each party to this Agreement and its successors and permitted assigns and all references to a party includes their successors and permitted assigns. Neither this Agreement nor any right under this Agreement may be assigned (whether by operation of law or otherwise) by any party, and no purported assignment will be given effect, without the prior written consent of the other parties to this Agreement.

     (c) NOTICES. All notices, demands, and requests required or permitted under this Agreement will be in writing, and must be personally served, telecopied, telexed or sent by courier service or United States mail and will be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy (such

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receipt evidenced by a confirmation from the sender's telecopy machine that the notice was sent) or telex or if mailed, five days after deposit in the United States mail (registered or certified, with postage prepaid and return receipt requested) addressed to the party so notified and sent to the address so indicated as follows:

          if to Proffitt's:

          Proffitt's, Inc.
          5810 Shelby Oaks Drive
          Memphis, Tennessee 38134
          Attention: Mr. R. Brad Martin

          Proffitt's, Inc.
          3455 Highway 80 West
          Jackson, Mississippi 39209
          Attention: Mr. Brian J. Martin

          if to Younkers:

          Younkers, Inc.
          7th and Walnut Streets
          Des Moines, Iowa 50397
          Attention: Mr. W. Thomas Gould

          if to CPS:

          Carson Pirie Scott & Co.
          331 West Wisconsin Avenue
          Milwaukee, Wisconsin  53203
          Attention: Mr. Michael R. MacDonald

          with a copy to:

          Mr. Charles J. Hansen
          Carson Pirie Scott & Co.
          331 West Wisconsin Avenue
          Milwaukee, Wisconsin 53203

Each party may specify a different address or addressee upon giving five days' written notice to the other parties.

     (d) TIME OF THE ESSENCE. Time will be of the essence for the performance of this Agreement.

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     (e) INTEGRATION; INDUCEMENTS; NO THIRD-PARTY BENEFICIARIES.  The
Constituent Agreements constitute the entire agreements among Proffitt's, Younkers, and CPS concerning all matters covered by the Constituent Agreements. Any other understandings concerning the matters covered by the Constituent Agreements are void and of no effect. The performance in good faith by each of Younkers, Proffitt's, and CPS of its obligations in the Constituent Agreements is an inducement and a condition to the performance by each other party of its obligations in the Constituent Agreements. This Agreement is not intended to confer upon any person other than Proffitt's, Younkers, and CPS any rights or remedies.

     (f) HEADINGS. All section and paragraph headings in this Agreement are for convenience of reference and are not to be used to interpret this Agreement.

     (g) GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Illinois (without giving effect to choice of laws principles).

                                       PROFFITT'S, INC.


                                       By:  /s/ BRIAN J. MARTIN
                                          ---------------------------------
                                       Senior Vice President


                                       YOUNKERS, INC.


                                       By:  /s/ W. THOMAS GOULD
                                          ---------------------------------
                                       Chief Executive Officer


                                       CARSON PIRIE SCOTT & CO.


                                       By:  /s/ CHARLES J. HANSEN
                                          ---------------------------------
                                       Vice President

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